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                                                                     EXHIBIT 11


                   UNITED DENTAL CARE, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)


                                                                            For Three Months Ended         For Six Months Ended
                                                                                   June 30,                      June 30
                                                                           -------------------------    -------------------------
                                                                              1996          1997           1996          1997
                                                                           -----------   -----------    -----------   -----------
I. Reported net earnings
   Net income (loss) ...................................................   $     1,645   $    (4,433)   $     3,056   $    (2,981)
                                                                           ===========   ===========    ===========   ===========
II. Primary earnings per share
       A.    Shares outstanding
             Weighted average number of shares outstanding during
                  period ...............................................     6,908,416     8,935,275      6,905,120     8,926,617
             Shares potentially issuable upon the assumed exercise of
                  stock options, net of assumed repurchase using the
                  Treasury Stock Method ................................       285,441       199,215        317,029       200,293
                                                                           -----------   -----------    -----------   -----------
             Total common shares and common equivalent shares ..........     7,193,857     9,134,490      7,222,149     9,126,910
                                                                           ===========   ===========    ===========   ===========

       B.    Computation of net earnings (loss) per share
                      Net income (loss) ................................   $      0.23   $     (0.49)   $      0.42   $     (0.33)
                                                                           ===========   ===========    ===========   ===========
III. Fully diluted earnings per share (see NOTE below)
       A.     Shares outstanding
              Weighted average number of shares outstanding during
                  period................................................     6,908,416     8,935,275      6,905,120     8,926,617
              Shares potentially issuable upon the assumed exercise
                  of stock options, net of assumed repurchase using the
                  Treasury Stock Method ................................       291,201       199,215        324,225       200,293
                                                                           -----------   -----------    -----------   -----------
              Total common shares and common equivalent shares .........     7,199,617     9,134,490      7,229,345     9,126,910
                                                                           ===========   ===========    ===========   ===========
       B.     Computation of net earnings (loss) per share
                      Net income (loss) ................................   $      0.23   $     (0.49)   $      0.42   $     (0.33)
                                                                           ===========   ===========    ===========   ===========




NOTE: The amounts of per share earnings (loss) on the fully diluted basis are not required to be presented in the consolidated statements of operations under the provisions of Accounting Principles Board Opinion No. 15 since there is no significant difference between primary and fully diluted earnings per share.